Exhibit 99.01

OGE Energy Corp. appoints Walworth as chief financial officer

Board of Directors declares quarterly dividend

OKLAHOMA CITY—OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company, announced today that Charles Walworth is appointed Chief Financial Officer and Treasurer, effective December 4, 2024. Walworth is a 25-year veteran of the company, holding a variety of finance roles during his tenure. Most recently, Walworth served as treasurer.

“Chuck is a respected leader and the architect of one of the strongest balance sheets in the industry,” said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. “He cares about our people, customers, communities and shareholders and I look forward to serving alongside him as we continue to grow the company.”

Additionally, the Board of Directors approved a first quarter dividend of $0.42125 per common share of stock, to be paid on January 31, 2025, to shareholders of record on January 6, 2025.